Exhibit 99.1

Genesis Park Acquisition Corp. Announces Pricing of $150 Million Initial Public Offering

Houston, November 23, 2020 /PRNewswire/ – Genesis Park Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 15,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The units will be listed on the New York Stock Exchange and trade under the ticker symbol “GNPK.U” beginning November 24, 2020. After the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the Nasdaq under the symbols “GNPK” and “GNPK.WS,” respectively. The Company expects the offering to be consummated on November 27, 2020.

The Company is a new special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it intends to focus on opportunities that align with the significant aerospace and aviation services experience of its management team, board of directors and advisory committee. The Company is sponsored by Genesis Park Holdings, an affiliate of Genesis Park, a Houston-based private equity firm, and is led by David Siegel as Chairman, Paul Hobby as Chief Executive Officer, and Jonathan Baliff as President and Chief Financial Officer.

Jefferies LLC is serving as the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

Cautionary Statements and Disclaimer

The Registration Statement relating to these securities became effective on November 23, 2020. This press release will not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Registration Statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.